Exhibit 99.1

LaBranche & Co Inc.

Jeffrey A. McCutcheon

Senior Vice President & Chief Financial Officer

(212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Reports First Quarter 2008 Results

NEW YORK, April 22, 2008 – LaBranche & Co Inc. (NYSE: LAB) today reported financial results for the first quarter ended March 31, 2008. Included in these results are a pre-tax unrealized loss on the Company’s shares of NYSE Euronext, Inc. common stock (the “NYX shares”) of $79.2 million and a $0.9 million pre-tax loss on early extinguishment of $80.8 million of our public debt. As a result, the Company reported an after-tax net loss of $40.2 million, or $0.65 per share, for the 2008 first quarter. This compares to a net loss of $5.6 million, or $0.09 per share, for the 2007 first quarter, which also includes a $4.2 million pre-tax unrealized loss on the Company’s NYX shares.

On a pro-forma basis, the Company reported net income for the first quarter of 2008 of $7.8 million, or $0.13 per diluted share, compared to a pro-forma net loss of $3.2 million, or $0.05 per share, for the first quarter of 2007. The Company also reported higher pro-forma revenues, net of interest expense, of $56.6 million in the first quarter of 2008, compared to pro-forma revenues, net of interest expense, of $42.1 million in the first quarter of 2007. Included in these results are pre-tax, non-cash charges of $1.9 million and $5.5 million in the first quarter of 2008 and 2007, respectively. These pro-forma results exclude the unrealized loss on the NYX shares in each period and the loss on early extinguishment of debt in the first quarter of 2008.

LaBranche also announced today that its Board of Directors has approved a redemption of all of its remaining outstanding 9 1/2% Senior Notes due 2009, in the aggregate principal amount of $169.1 million, at a redemption price of 102.375%, plus accrued and unpaid interest thereon, pursuant to the optional redemption provisions of the indenture governing the notes. The Company expects the redemption to be completed on or about May 23, 2008. Following the redemption, approximately $210.0 million of the Company’s 11% Senior Notes due 2012 will remain outstanding under the indenture.

LaBranche also announced that its Board of Directors has approved a share repurchase program to purchase an aggregate of up to $40.0 million in shares of its outstanding common stock. This program may be implemented from time to time in the open market, in privately negotiated transactions or otherwise, in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors, including price, regulatory requirements, debt covenant compliance and capital availability. The indenture governing the Company’s outstanding senior notes currently limits repurchases of our stock to $15.0 million. However, upon our redemption of the outstanding 9 1/2% Senior Notes due 2009, that limitation will be increased to an amount in excess of $40.0 million. The share repurchase program may be suspended, modified or discontinued at any time.

LaBranche & Co Inc. is the parent of LaBranche & Co. LLC, one of the largest Specialists in exchange-listed securities. LaBranche is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are specialists and market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Another subsidiary of the Company, LaBranche Financial Services, LLC, provides mainly securities execution and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

TABLES TO FOLLOW

LaBranche & Co Inc.

Condensed Consolidated Statements of Operations

(all data in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
REVENUES:
Net gain on principal transactions	$60,044	$48,919
Commissions and other fees	10,010	12,761
Net loss on investments	(81,290)	(4,856)
Interest income	29,925	64,657
Other	293	124

Total revenues	18,982	121,605
Interest expense (of which, $10,862 and $13,146 is related to fixed debt in 2008 and 2007, respectively)	41,675	83,724

Revenues, net of interest expense	(22,693)	37,881

EXPENSES:
Employee compensation and related benefits	28,530	24,122
Exchange, clearing and brokerage fees	10,658	9,054
Lease of exchange memberships and trading license fees	427	682
Depreciation and amortization of intangibles	890	3,511
Loss on early extinguishment of debt	886	—
Other	7,348	9,506

Total expenses	48,739	46,875

Loss before benefit for income taxes	(71,432)	(8,994)

BENEFIT FOR INCOME TAXES	(31,195)	(3,439)

Net loss	$(40,237)	$(5,555)

Weighted average common shares outstanding:
Basic	61,854	61,269
Diluted	61,854	61,269

Loss per share:
Basic	$(0.65)	$(0.09)
Diluted	$(0.65)	$(0.09)

LaBranche & Co Inc.

Condensed Consolidated Statements of Financial Condition

(all data in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$457,816	$504,654
Cash and securities segregated under federal regulations	1,286	1,573
Receivable from brokers, dealers and clearing organizations	353,142	343,729
Financial instruments owned, at fair value	3,096,549	4,267,395
Commissions and other fees receivable	14	23
Exchange memberships owned, at adjusted cost (market value of $7,327 and $7,790, respectively)	1,315	1,315
Office equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $11,751 and $10,990, respectively	17,392	17,652
Goodwill and other intangible assets, net	109,230	109,230
Deferred tax assets	40,104	45,145
Income tax receivable	12,545	11,802
Other assets	36,720	41,218

Total assets	$4,126,113	$5,343,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to brokers, dealers and clearing organizations	$108,682	$104,759
Payable to customers	36	93
Financial instruments sold, but not yet purchased, at fair value	2,990,925	4,062,995
Accrued compensation	19,381	16,729
Accounts payable and other accrued expenses	41,617	36,980
Other liabilities	11,644	12,583
Deferred tax liabilities	80,987	116,169
Short term debt	173,813	5,700
Long term debt	209,888	459,811

Total liabilities	3,636,973	4,815,819

Total stockholders’ equity	489,140	527,917

Total liabilities and stockholders’ equity	$4,126,113	$5,343,736

LaBranche & Co Inc.

Regulation G Requirement: Reconciliation of Non-GAAP Financial Measures

(all data in thousands, except per share data)

(unaudited)

In evaluating the Company’s financial performance, management reviews results from operations, which excludes non-operating charges. Pro-forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core business. Pro-forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

The following is a reconciliation of U.S. GAAP results to pro-forma results for the periods presented:

	Three Months Ended March 31,
	2008			2007
	Amounts as reported	(1)(2) Adjustments	Pro forma amounts	Amounts as reported	(1) Adjustments	Pro forma amounts
Revenues, net of interest expense	$(22,693)	$79,246	$56,553	$37,881	$4,170	$42,051
Total expenses	48,739	(886)	47,853	46,875	—	46,875

(Loss) income before (benefit) provision for income taxes	(71,432)	80,132	8,700	(8,994)	4,170	(4,824)
(Benefit) provision for income taxes	(31,195)	32,053	858	(3,439)	1,814	(1,625)

Net (loss) income applicable to common stockholders	$(40,237)	$48,079	$7,842	$(5,555)	$2,356	$(3,199)

Basic per share	$(0.65)	$0.78	$0.13	$(0.09)	$0.04	$(0.05)
Diluted per share	$(0.65)	$0.78	$0.13	$(0.09)	$0.04	$(0.05)

(1)	Revenue adjustment reflects loss in each accounting period, based on the change in fair market value of the Company’s restricted and unrestricted NYX shares at the end of each such period versus the beginning of such period.
(2)	Expense adjustment reflects loss associated with early extinguishment of debt in accounting period.